Blazzard, Grodd & Hasenauer, P.C.
943 Post Road East
Westport, CT 06880
(203) 226-7866




February 24, 1997


Board of Directors
Allianz Life Insurance Company of North America
1750 Hennepin Avenue
Minneapolis, MN 55403


RE:  Opinion of Counsel - Allianz Life Variable Account A

Gentlemen:

You have requested our Opinion of Counsel in connection with the filing with the Securities and Exchange Commission of Form 24F-2 with respect to Allianz Life Variable Account A.

We have made such examination of the law and have examined such records and documents as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

We are of the following opinions:

        1. Allianz Life Variable Account A is a Unit Investment Trust as that term is defined in Section 4(2) of the Investment Company Act of 1940 (the "Act"), and is currently registered with the Securities and Exchange Commission, pursuant to Section 8(a) of the Act.

      2. Upon the acceptance of premiums made by a policy owner pursuant to a Policy issued in accordance with the Prospectus contained in the registration statement and upon compliance with applicable law, such policy owner will have a legally-issued, fully paid and non-assessable contractual interest in Allianz Life Variable Account A.

This opinion is limited solely to its use as an exhibit to your Form 24F-2 filed pursuant to Rule 24f-2.

Sincerely,

BLAZZARD, GRODD & HASENAUER, P.C.



By: /S/ LYNN KORMAN STONE
    --------------------------------
        Lynn Korman Stone